Exhibit 10.32

RESTRICTED STOCK AWARD AGREEMENT

UNDER THE ENSTAR GROUP LIMITED 2006 EQUITY INCENTIVE PLAN

([    ] YEAR VESTING)

This Restricted Stock Award Agreement (this “Agreement”) is entered into as of the Grant Date (as defined below), by and between the Participant (as defined below) and Enstar Group Limited (the “Company”). Except as otherwise defined herein, capitalized terms used in this Agreement have the respective meanings set forth in the Plan (as defined below).

WITNESSETH THAT:

WHEREAS, the Company maintains the Enstar Group Limited 2006 Equity Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement;

WHEREAS, the Participant is a member of the Company’s Board of Directors; and

WHEREAS, as a non-employee director, the Participant is eligible to receive a portion of his annual director retainer in the form of a Restricted Stock Award under the Plan.

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant as follows:

1. Terms of Award.

(a) The “Participant” is             .

(b) The “Grant Date” is             .

(c) The number of ordinary shares of the Company (“Common Shares”) granted under this Agreement is              shares (the “Restricted Stock”).

2. Award. Subject to the terms of this Agreement and the Plan, the Participant is hereby granted the Restricted Stock as described in paragraph 1.

3. Vesting Schedule.

(a)	Notwithstanding anything in the terms of the Plan to the contrary, the Participant shall become vested in the Restricted Stock on the [[ ]-year anniversary of the Grant Date] (the “Vesting Date”).

(b)	The Restricted Stock shall not become vested on a Vesting Date if the Participant’s Termination of Service occurs on or before such Vesting Date.

(c)	Notwithstanding the foregoing provisions, the Restricted Stock shall vest as follows:

(x)	The Participant shall become fully vested in the Restricted Stock as of the Participant’s Termination of Service if the Participant’s Termination of Service occurs by reason of the Participant’s death or disability.

(y)	The Participant shall become fully vested in the Restricted Stock upon a Change in Control.

4. Legend on Stock Certificates. The Company may require that certificates for shares distributed to the Participant pursuant to this Agreement bear any legend that counsel to the Company believes is necessary or desirable to facilitate compliance with applicable securities laws. The Company shall not be obligated to transfer any stock to the Participant free of the restrictive legend described in this Section 4 or of any other restrictive legend, if such transfer, in the opinion of counsel for the Company, would violate any applicable law or any applicable regulation or requirement of any securities exchange or similar entity.

5. Transferability. The Participant shall not transfer or assign, in whole or in part, Restricted Stock subject to this Agreement in which the Participant is not vested, other than (a) by will or by the laws of descent and distribution, or (b) by designation, in a manner established by the Company, of a beneficiary or beneficiaries to exercise the rights of the Participant and to receive any property distributable with respect to this Agreement upon the death of the Participant upon satisfaction of the vesting conditions described in paragraph 3(a) above.

6. Withholding. Any tax consequences arising from the grant of this Award shall be borne solely by the Participant. The Company and/or its Related Corporations may withhold, or require the Participant to pay or reimburse the Company and/or its Related Corporations for, any taxes which the Company determines are required to be withheld under any law in connection with the grant or vesting of the Restricted Stock. The Participant will not be entitled to receive from the Company any Common Shares hereunder prior to the full payment of the Participant’s tax liabilities relating to this Award. The Committee, may, in its discretion, permit the Participant to elect, subject to such conditions as the Committee shall impose, (a) to have Common Shares otherwise issuable under the Plan withheld by the Company or (b) to deliver to the Company previously acquired Common Shares (through actual tender or attestation), in either case for the greatest number of whole shares having a Fair Market Value on the date immediately preceding the date of vesting not in excess of the amount required to satisfy any applicable withholding tax obligations.

7. Compliance with Applicable Law. Notwithstanding any other provision of this Agreement, the Company shall have no obligation to issue any shares of Restricted Stock under this Agreement if such issuance would violate any applicable law or any applicable regulation or requirement of any securities exchange or similar entity.

8. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all parties. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.

9. Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

11. Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

13. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the transfer restrictions set forth in this Agreement and the Plan.

14. Applicable Law. This Agreement shall be construed in accordance with the laws of Bermuda (without reference to principles of conflict of laws).

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Restricted Stock Award Agreement on             ,     .

ENSTAR GROUP LIMITED

By:
Name:
Title:

Participant

Address: